Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
HUBBELL INCORPORATED
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Equity	Common Stock, par value $0.01 per share (“Common Stock”), reserved for issuance under the Hubbell Incorporated Incentive Award Plan (the “Plan”)	Rule 457(c) and Rule 457(h)	620,000	$358.16	$222,059,200	0.00015310	$33,997.26

Total Offering Amounts					$222,059,200		$33,997.26

Total Fee Offset							—

Net Fee Due							$33,997.26

(1)
Represents shares of Common Stock authorized to be issued under the Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high ($361.57) and low ($354.75) prices per share of Common Stock, as reported on the New York Stock Exchange on April 29, 2025 (which is within five business days prior to the date of filing of this Registration Statement).

(3)	Calculated at a rate of $153.10 per $1,000,000 of the proposed maximum aggregate offering price.